TO THE SECRETARY OF
IDS LIFE INSURANCE COMPANY

By Resolution received by the Secretary on August 23, 1995, the Board of Directors of IDS Life Insurance Company:

         RESOLVED, That IDS Life Variable Account 10, comprised of one or more subaccounts, was established as a separate account in accordance with
         Section 61A.14, Minnesota Statues; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts within such separate account as they determine to be appropriate; and

         RESOLVED FURTHER, that the proper officers of the Corporation were authorized and directed, as they may deem appropriate from time to time and in accordance with applicable laws and regulations to establish further any subaccounts.

As President of IDS Life Insurance Company, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, 12 additional subaccounts within the separate account. Three of each such subaccounts will invest in the following funds:

AXP(R) Variable Portfolio - Equity Select Fund
Wells Fargo VT Asset Allocation Fund
Wells Fargo VT International Equity Fund
Wells Fargo VT Small Cap Growth Fund

In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of IDS Life Insurance Company, the Unit Investment Trust comprised of IDS Life Variable Account 10 and consisting of 143 subaccounts is hereby reconstituted as IDS Life Variable Account 10 consisting of 155 subaccounts.

                                              Received by the Secretary:

/s/ Richard W. Kling                          /s/ Timothy S. Meehaan
---------------------                         ------------------------
Richard W. Kling                              Timothy S. Meehan


                                                Date: March 30, 2000